UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

July 23, 2010

Date of Report (Date of earliest event reported)

RENASANT CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	001-13253	64-0676974
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

209 Troy Street, Tupelo, Mississippi 38804-4827

(Address of principal executive offices)(Zip Code)

Registrant’s Telephone Number, including area code: (662) 680-1001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On July 27, 2010, Renasant Corporation (the “Company”) filed a Current Report on Form 8-K (the “Original 8-K”) to report that its wholly-owned subsidiary, Renasant Bank (the “Bank”), acquired specified assets and assumed specified liabilities of Crescent Bank & Trust Company, a Georgia-chartered bank headquartered in Jasper, Georgia (“Crescent Bank”), from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for Crescent Bank (the “Acquisition”). In that filing, the Company indicated that it would amend the Original 8-K at a later date to provide any financial information required by Item 9.01 of Form 8-K. The Company is filing this Amendment No. 1 on Form 8-K/A to amend and supplement the disclosures in Item 2.01 of the Original 8-K and to provide financial statements and related disclosures regarding the assets acquired and the liabilities assumed by the Bank in the Acquisition. Except as otherwise provided herein, the information set forth in the Original 8-K remains unchanged.

On September 29, 2010, the Securities and Exchange Commission (the “SEC”) granted the Company a waiver from the requirements to file financial statements of Crescent Bank otherwise required under Rule 3-05 of Regulation S-X. The waiver was granted in accordance with the guidance provided in the SEC Codification of Staff Accounting Bulletins Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including in a transaction, such as the Acquisition, where a registrant acquires a “troubled financial institution” (as defined in SAB 1:K) for which audited financial statements are not reasonably available and in which federal assistance is so pervasive as to substantially reduce the relevance of such information to an assessment of the registrant’s future operations.

This Amendment No. 1 on Form 8-K/A may contain, or incorporate by reference, statements which may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements usually include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management of the Company that could cause actual results to differ materially from those in forward-looking statements include the Company’s ability to efficiently integrate the Acquisition into its operations, retain Crescent Bank customers and grow the acquired franchise, significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in the Company’s portfolio of outstanding loans, competition in the Company’s markets, and risks inherent in FDIC-assisted transactions and other possible acquisitions. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective July 23, 2010, the Bank acquired specified assets and assumed specified liabilities of Crescent Bank from the FDIC, as receiver for Crescent Bank. The Acquisition was made pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC, individually and in its capacity as receiver of Crescent Bank, as of July 23, 2010 (the “Purchase and Assumption Agreement”). The Acquisition included all 11 branch offices of Crescent Bank, although the physical branch locations and leases were not immediately acquired by the Bank in the Acquisition. Those Crescent Bank branches which were normally open on Saturdays opened as branches of the Bank on Saturday, July 24, 2010, while the remaining Crescent Bank branches opened as branches of the Bank on Monday, July 26, 2010.

The estimated fair values of the assets acquired and liabilities assumed in the Acquisition, as set forth in the discussion below, were determined based on the requirements of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures.” The Audited Statement of Assets Acquired and Liabilities Assumed by Renasant Bank at July 23, 2010, and the accompanying notes thereto, relating to the Acquisition are attached hereto as Exhibit 99.2 and incorporated herein by reference (the “Audited Statement”). These fair value amounts are based on information currently available to the Company and are subject to change for up to one year after the closing date of the Acquisition as additional information relative to fair values as of July 23, 2010 becomes available. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the date of the Acquisition. The terms of the Purchase and Assumption Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of Crescent Bank that the Bank did not assume and certain other types of claims listed in the Purchase and Assumption Agreement. The disclosures set forth in this Item 2.01 reflect the status of these items to the best knowledge of management of the Company as of October 8, 2010.

Based upon the closing with the FDIC as of July 23, 2010, the Bank acquired in the Acquisition assets with a fair value of $959.3 million and assumed liabilities with a fair value of $917.1 million. The following table sets forth the fair values of the assets acquired and liabilities assumed by the Bank in the Acquisition as of July 23, 2010:

July 23, 2010
Assets Acquired
Cash and due from banks	$337,127
Securities available for sale	21,044
Federal Home Loan Bank stock	3,162
Loans	371,100
Other real estate owned	50,168
FDIC loss share indemnification asset	153,244
Core deposit intangible	2,489
Receivable from FDIC	17,224
Other assets	3,749

Total assets acquired	959,307

Liabilities Assumed
Deposits:
Noninterest-bearing	39,067
Interest-bearing	851,036

Total deposits	890,103
Advances from Federal Home Loan Bank of Atlanta	24,101
Accrued expenses and other liabilities	2,892

Total liabilities assumed	917,096

Net assets acquired	42,211

Deferred tax liability	16,146

Net assets assumed, including deferred tax liability	$26,065

The foregoing fair value amounts are estimates and, accordingly, are subject to adjustment based upon final settlement with the FDIC. Therefore, the amounts set forth above and the bargain purchase gain are subject to change.

The Bank paid the FDIC a 1.0% premium for the right to assume the deposits of Crescent Bank (although this deposit premium does not apply to brokered, CDARS and any market place deposits). In addition, the FDIC transferred to the Bank all qualified financial contracts to which Crescent Bank was a party, and such contracts remain in full force and effect. In connection with the Acquisition, the FDIC agreed to pay the Bank approximately $190.2 million, which consists of $105.0 million to compensate the Bank for the net liabilities assumed and the asset discount bid of $92.7 million less, the 1% deposit premium of $7.5 million. Approximately $17.2 million remains as a receivable from the FDIC and will be paid upon final settlement with the FDIC

Under the Purchase and Assumption Agreement, the Bank has an option, exercisable for 90 days following the closing of the Acquisition, to acquire at fair market value any bank premises that were owned by, or assume any leases relating to bank premises leased by, Crescent Bank (including ATM locations). The Bank is currently reviewing Crescent Bank’s bank premises and related leases. In addition, the Bank has an option to assume or reject any service provider contracts with Crescent Bank. The expiration date of this option has been extended until October 21, 2010 by the FDIC (and may be further extended beyond that date). Regardless of whether or not the Bank elects to exercise this option it must perform those contracts under which Crescent Bank provided services to a third party for 90 days after the Acquisition. Finally, the Bank has an option, exercisable for 90 days after the Acquisition, to purchase all data processing equipment that Crescent Bank owns and to accept the assignment of any Crescent Bank leases relating to such equipment.

The Acquisition resulted in a pre-tax gain of $42.2 million. Due to the difference in tax bases of the assets acquired and liabilities assumed, the Company recorded a deferred tax liability of $16.1 million, resulting in an after-tax gain of approximately $26.1 million. Under the Internal Revenue Code, the gain will be recognized over the next six years. The foregoing pre-tax and after-tax gains are considered bargain purchase gain under FASB ASC Topic 805, “Business Combinations” (“ASC 805”), since the total acquisition-date fair value of the identifiable net assets acquired exceed the fair value of the consideration transferred. The Company will recognize this gain as non-interest income in the Company’s consolidated statements of income for the three and nine-months ended September 30, 2010.

In connection with the Acquisition, the Bank entered into loss-sharing arrangements with the FDIC (included as exhibits to the Purchase and Assumption Agreement) that covered approximately $607.4 million of Crescent Bank assets (the “covered assets”). The Bank will share in the losses on the asset pools (including single family residential mortgage loans and commercial loans) covered under the loss-sharing arrangement. Pursuant to the terms of the loss-sharing arrangement, the FDIC is obligated to reimburse the Bank for 80% of all eligible losses with respect to covered assets, beginning with the first dollar of loss incurred. The Bank has a corresponding obligation to reimburse the FDIC for 80% of eligible recoveries with respect to covered assets.

The loss-sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss-sharing and Bank reimbursement to the FDIC to run for ten years, and the loss-sharing agreement applicable to commercial and other assets provides for FDIC loss-sharing and Bank reimbursement to the FDIC to run for five years, with additional recovery sharing for three years thereafter. After the 10th anniversary of the Acquisition, the FDIC has a right to recover a portion of its loss-share reimbursements if losses on the covered assets are less than $242 million.

The following table summarizes the assets covered by the loss-sharing arrangements, the amount covered by the FDIC and the fair value:

	At July 23, 2010
	Amount Covered by FDIC	Fair Value
	(In thousands)
Assets subject to loss share
Loans	$528,051	$361,472
Other real estate owned	79,359	50,168

	$607,410	$411,640

The fair value of the loss-sharing agreements was recorded as an indemnification asset at their estimated fair value of $153.2 million as of the date of the Acquisition. The indemnification asset reflects the present value of the expected net cash reimbursement related to the loss-sharing agreements described above. An analysis of the likely short-term and long-term effects of the loss-share agreements with the FDIC on the Company’s cash flows and reported results is included in Item 9.01 below.

The FDIC has certain rights to withhold loss-sharing payments if the Bank does not perform its obligations under the loss-sharing agreements in accordance with their terms and to withdraw the loss-share protection if certain significant transactions are effected without FDIC consent, including certain business combination transactions and sales of shares by the Company’s shareholders, some of which may be beyond the Company’s control.

On September 14, 2020, the Bank is required to pay to the FDIC 50% of the excess, if any, of (i) 20% of the total intrinsic loss estimate, or $242 million (subject to possible adjustment), over (ii) the sum of (A) 25% of the asset discount, expressed in dollars, of the total assets subject to loss share, plus (B) 20% of the cumulative shared-loss payments plus (C) 3.5% of the total assets subject to loss share. The Bank is required to deliver to the FDIC not later than August 30, 2020 a schedule, signed by an officer of the Bank, setting forth in reasonable detail the calculation of the cumulative shared-loss payments and the cumulative servicing amount. The Company recorded a liability of $863 thousand which reflects the present value of the estimated payment to the FDIC under this provision of the Purchase and Assumption Agreement.

The foregoing summary of the Purchase and Assumption Agreement, including the loss-share arrangements, is not complete and is qualified in its entirety by reference to the full text of the Purchase and Assumption Agreement and certain exhibits attached thereto. A copy of the Purchase and Assumption Agreement was previously filed as Exhibit 2.1 to the Original 8-K and is incorporated by reference into this Item 2.01.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Discussion

As addressed in Item 2.01 above, on July 23, 2010, the Bank acquired certain assets and assumed certain liabilities of Crescent Bank pursuant to the Purchase and Assumption Agreement. A discussion of the anticipated effects of the Acquisition on the Company’s financial condition, operating results and cash flows, and liquidity and capital resources is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company which have been filed with the SEC and the Audited Statement which is attached as Exhibit 99.2 to this Form 8-K and incorporated by reference herein.

The Acquisition increased the Company’s total assets, total loans and total deposits by approximately 26.69%, 16.40% and 33.11%, respectively, as compared to the balances at June 30, 2010. These increases are expected to positively affect the Company’s operating results, to the extent the Company earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired and collect reimbursement from the FDIC on the related indemnification asset will also impact the Company’s cash flows and operating results.

The Company has accounted for the Acquisition under the acquisition method of accounting as required by ASC 805. Accordingly, the assets acquired and liabilities assumed as of July 23, 2010, both tangible and intangible, are presented at their fair values in the table below as required by ASC 805. The determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to refinement for up to one year after the closing date of the Acquisition as additional information becomes available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets are ultimately acquired and which liabilities are ultimately assumed by the Bank. The amount that the Company realizes on these assets could differ materially from the carrying value reflected in the attached Audited Statement primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the loss-sharing agreements with the FDIC on these assets, as described in Item 2.01 above, the Company does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amounts, the indemnification asset will be partially impacted in an offsetting manner due to the loss-sharing support from the FDIC.

The application of the acquisition method of accounting resulted in a bargain purchase gain of $42.2 million, or $26.1 million after tax, which will be included in the Company’s consolidated statements of operations to be included in its Form 10-Q for the quarter ended September 30, 2010. Such bargain purchase gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed.

Financial Condition

In the Acquisition, the Bank acquired loans with an estimated fair value of $361.5 million which are covered by the loss-share agreements. The Bank also acquired loans totaling $9.6 million which are not covered under the loss-share agreements. These total loans acquired represent approximately 16.40% of the Bank’s total loans at June 30, 2010. In addition, the Bank’s cash and cash equivalents increased $337.1 million as a result of the acquisition. The cash and cash equivalents included Crescent’s cash and cash equivalents of $164.2 million and $173.0 million paid to the Bank by the FDIC. Finally, the Bank recorded an FDIC indemnification asset of $153.2 million, $2.5 million core deposit intangible (“CDI”) in connection with the Acquisition and a $17.2 million receivable from the FDIC which will be paid upon final settlement.

Investment Portfolio

The Bank acquired $21.0 million of investment securities, at estimated fair value, in the Acquisition, which increased the Company’s investment securities by approximately 2.92% when compared to the investment portfolio balance at June 30, 2010. The acquired securities were predominantly U.S. Government sponsored enterprise debt securities and U.S. Government sponsored enterprise mortgage-backed securities. In addition, the Company also acquired $3.2 million in Federal Home Loan Bank (“FHLB”) stock.

The following table presents the composition of the investment securities portfolio acquired as of July 23, 2010:

(Dollars in thousands)	Fair Value	Tax-equivalent yield
Securities available for sale:
Obligations of other U.S. Government agencies and corporations	$3,233	2.95%
Mortgage-backed securities	17,811	1.32

Total securities available for sale	$21,044	1.57%

Investment securities have contractual terms to maturity and require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The estimated fair value of investment securities as of July 23, 2010 is shown below by contractual maturity:

Due within one year	$207
Due after one year through five years	110
Due after five years through ten years	3,614
Due after ten years	17,113

$21,044

Loans

The following table presents the balance of each major category of loans acquired in the Acquisition and the effective interest rate yield derived from fair value estimates as of July 23, 2010 (dollars in thousands):

	Amount	Weighted- average interest rate
Loans subject to loss share:
Commercial real estate:
Construction and land development	$139,758	5.05%
Commercial real estate	87,018	6.26

Total commercial real estate	226,776	5.52
Residential real estate:
Owner occupied	19,282	6.12
Rental/investment	54,750	6.02
Home equity loans	24,305	4.78

Total residential real estate	98,337	5.74
Commercial, financial and agricultural	34,162	5.92
Consumer	2,197	6.86

Total loans subject to loss share	361,472	5.62

Loans not subject to loss share:
Consumer	9,628	6.71

Total loans not subject to loss share	9,628	6.71

Total loans	$371,100	5.65%

Certain loans acquired in the Acquisition are referred to as “loans subject to loss share” or “covered loans” since the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on such loans under the terms of the loss-share agreements.

The Company accounts for the acquired loans under Subtopic 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality,” of FASB ASC Topic 310, “Receivables” (“ASC 310-30”), The loans initially are measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. At the July 23, 2010 acquisition date, the Bank estimated the fair value of the loan portfolio at $371.1 million, which represents the expected discounted cash flows from the portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the “nonaccretable discount.”

The nonaccretable discount represents an estimate of the credit risk in the loan portfolio at the acquisition date. The credit risk is not reflected in the allowance for loan losses but is recorded as a nonaccretable discount of the loans acquired. The Bank estimated the cash flows expected to be collected by using credit risk, interest rate risk, and prepayment risk models, which incorporate the Bank’s best estimate of current key assumptions, such as default rates, loss severity rates, and prepayment speeds.

Under ASC 310-30, purchasers are permitted to aggregate acquired loans into pools based on similar characteristics, including factors such as loan type, interest rate type, accruing status and amortization type. Each loan pool is then accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.

The Company determined that, for some of the loans in the acquired loan pool, it is probable that all the contractual payments would not be received (therefore, the loans meet the first criteria of ASC 310-30-15-2 but not the second). The Company applied the discount accretion guidance of ASC 310-30, instead of the standard loan discount accretion guidance of Subtopic 310-20, “Nonrefundable Fees and Other Costs,” of FASB ASC Topic 310 (“ASC 310-20”) to these loans. Pursuant to a letter from the AICPA Depository Institutions Expert Panel to the Office of Chief Accountant of the SEC, on December 5, 2009, the AICPA summarized the SEC’s view regarding the accounting in subsequent periods for discount accretion associated with loan receivables acquired in a business combination or asset purchase. When loans are acquired with a significant discount for credit (e.g. at a fair value lower than the contractual amounts due) and such loans are not within the scope of ASC 310-30, the AICPA understands that the SEC would not object to an accounting policy based on contractual cash flows (under ASC 310-20) or an accounting policy based on expected cash flows (under ASC 310-30).

Consistent with the AICPA letter, the Company applied the guidance of ASC 310-30 to all loans acquired in the Crescent Bank transaction (including loans that do not meet scope of ASC 310-30). The undiscounted contractual principal and interest for the loans under ASC 310-30 are $198.4 million. The undiscounted estimated cash flows expected to be collected for loans under ASC 310-30 are $112.9 million. The non-accretable discount under subject to ASC 310-30 amounted to $85.5 million.

The accretable yield on loans represents the amount by which the undiscounted expected cash flows exceed the estimated fair value. At July 23, 2010, such accretable yield was approximately $4.7 million, which is expected to be recorded as income over the life of the loans.

As part of the loan portfolio fair value estimation, the Bank established the FDIC loss-share receivable, sometimes referred to herein as the indemnification asset, which represents the present value of the estimated losses on loans to be reimbursed by the FDIC. The estimated losses were based on the same cash flow estimates used in determining the fair value of the loans. The FDIC loss-share receivable will be reduced as losses are recognized on loans and loss-sharing payments are received from the FDIC. Realized losses in excess of estimates as of the date of the Acquisition will increase the FDIC loss-share receivable. Conversely, if realized losses are less than these estimates, the portion of the FDIC loss-share receivable no longer expected to result in a payment from the FDIC will be amortized to earnings using the effective interest method.

Covered loans under the loss-share agreements are reported exclusive of the estimated FDIC loss-share receivable. The loans acquired in the Acquisition are, and will continue to be, subject to the Bank’s internal credit review. As a result, if and when credit deterioration is noted subsequent to the July 23, 2010 acquisition date, such deterioration will be measured through the Bank’s loss reserving methodology, and a provision for loan losses will be charged to earnings, with a partially offsetting noninterest income item reflecting the increase in the FDIC loss-share receivable recognized at the same time, measured based on the loss-share percentages described above.

A summary of the fair value and contractual value of loans on nonaccrual and other real estate covered by the loss-share agreements at July 23, 2010 follows (in thousands).

	Contractual Value	Fair Value
Covered nonaccrual loans at contractual value	$92,437	$47,565
Covered other real estate	79,359	50,168

Total	$171,796	$97,733

The terms of the loss-share agreements, which significantly reduce the Company’s exposure to credit loss on the covered loans, are described in Item 2.01 above.

Loan Maturity and Interest Rate Sensitivity

The following table presents the interest rate sensitivity with respect to categories of loans acquired based on stated maturity . The amounts shown in the table are unpaid balances.

	Due within one year	Due after one to five years	Due after five years	Total
	(in thousands)
Loans subject to loss share:

Commercial real estate:
Construction and land development	$154,681	$77,096	$1,188	$232,965
Commercial real estate	49,306	58,995	13,834	122,135

Total commercial real estate	203,987	136,091	15,022	355,100

Residential real estate:
Owner occupied	6,169	10,771	5,313	22,253
Rental/investment	47,168	22,688	—	69,856
Home equity loans	12,935	22,361	221	35,517

Total residential real estate	66,272	55,820	5,534	127,626

Commercial, financial and agricultural	21,136	18,279	3,510	42,925

Consumer	1,853	547	—	2,400

Total loans subject to loss share	293,248	210,737	24,066	528,051

Total loans not subject to loss share	4,781	5,795	116	10,692

Total loans at contractual value	$298,029	$216,532	$24,182	$538,743

The following table presents an analysis with respect to fixed rate loans and floating rate loans as of July 23, 2010. The amounts shown in the table are unpaid balances.

	Due within one year	Due after one to five years	Due after five years	Total
	(in thousands)
Total fixed rate	$182,448	$149,817	$11,471	$343,736
Total variable rate	115,581	66,715	12,711	195,007

Total loans at contractual value	$298,029	$216,532	$24,182	$538,743

The loan portfolio has a weighted-average life of 1.26 years and a weighted-average coupon interest rate of 5.65% at July 23, 2010. The life may be shorter or longer depending on loan prepayments and the timing of resolution of credit-impaired loans. The average interest rate is expected to be higher due to accretion of discount.

Deposits

In the Acquisition, the Bank assumed deposits with a fair value of $890.1 million at July 23, 2010. This amount represents approximately 33.11% of the Bank’s total deposits of $2.69 billion at June 30, 2010. The following table presents a summary of the deposits acquired at the date of the Acquisition, and the weighted-average interest rates in effect on such date:

	July 23, 2010
	Amount	Weighted Average Cost
	(dollars in thousands)
Noninterest-bearing	$39,067	0.00%
Interest-bearing demand	143,465	0.98
Savings	4,837	0.24
Time deposits	702,734	2.46

Total deposits	$890,103	2.10%

At July 23, 2010, scheduled maturities of time deposits with balances of more than $100,000 were as follows:

Scheduled Maturities:
(in thousands)
3 months or less	$57,742
Over 3 months through 6 months	60,456
Over 6 months through 12 months	60,096
Over 12 months	152,391

Total	$330,685

The amount of Crescent Bank’s demand deposits and savings accounts was $187.4 million at July 23, 2010. The Company believes that the customer relationships associated with these deposits have intangible value. The Company applied ASC 805, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles, in a business combination. Therefore, the Company determined the amount of the core deposit intangible asset based on a valuation analysis prepared with the assistance of a qualified third party consultant and reviewed by management. Based on this valuation, the Company recorded a core deposit intangible asset of approximately $2.5 million, which will be amortized on a straight line basis over its estimated average life, which was determined to be 10 years. In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships.

Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Since amortization is a non-cash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to regulatory capital. The Company is of the opinion that disallowing this intangible asset will not materially affect the Company’s or the Bank’s regulatory capital ratios.

The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of operations.

Borrowings

As of July 23, 2010, there was $23.0 million principal balance of borrowings outstanding from the FHLB with a fair value of $24.1 million. In September 2010, the Bank paid off all of the FHLB advances including a prepayment penalty of $1.1 million, which was included in the fair value adjustment at the time of acquisition.

Shareholders’ Equity and Regulatory Capital

The application of the acquisition method of accounting did not have a significant impact in the Company’s shareholders’ equity. The Company’s total assets and risk-weighted assets increased as a result of the Acquisition. The actual capital ratios for the Company at June 30, 2010 and pro-forma capital ratios are as follows:

	Minimum Regulatory Requirements Well- Capitalized	Actual Renasant Corporation	Pro-Forma Renasant Corporation
Tier 1 leverage capital ratio	5.00%	8.78%	8.60%
Tier 1 risk-based capital ratio	6.00%	11.42%	13.31%
Total risk-based capital	10.00%	12.67%	14.48%

Such pro-forma capital ratios consider actual June 30, 2010 balances of the Company, adjusted for purchase accounting as if the Acquisition had occurred as of June 30, 2010. The pro-forma capital ratios also incorporate the net proceeds of a capital raise by the Company of $51.4 million in the third quarter of 2010.

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. The Acquisition was attractive to the Company for a variety of reasons, including:

•	The ability to expand the Company’s franchise into the north Georgia market;

•	The attractiveness of immediate core deposit growth with a low cost of funds; and

•	The ability to quickly gain operating efficiencies related to the acquired operations of Crescent Bank.

Based on these and other factors, including the level of FDIC support related to the loans and other real estate acquired from Crescent Bank, the Company believes the Acquisition will provide the following benefits:

•

The Company expects that the Acquisition will positively affect its operating results in the near term. The Acquisition will result in a bargain purchase gain of $42.2 million, or $26.1 million after tax, which will be included in the Company’s consolidated statements of operations to be included in its Form 10-Q for the quarter ended September 30, 2010.

•	The Acquisition is expected to be accretive to net interest income, as the Company earns more on the acquired loans and investments than it pays on deposits and borrowings.

•

The Acquisition significantly increases the Company’s assets. The Bank acquired loans equal to approximately 16.40% of the Bank’s total loans at June 30, 2010, $337.1 million in cash and cash equivalents, $21.0 million in investment securities and $50.2 million in other real estate.

•	The Company’s deposits have significantly increased as a result of the Acquisition. The Bank acquired deposits of $890.1 million at fair value with a core deposit intangible of $2.5 million.

•	The transaction increased the Company’s regulatory capital, as noted above.

The extent to which the Company’s operating results may be adversely affected by the acquired loans is largely offset by the loss-share agreements and the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of ASC 310-30, the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Company’s operating results would may be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return. The Company is also subjected to a Purchase and Assumption agreement that requires an annual audit performed by the FDIC and/or its designee. To the extent that the FDIC and/or its designee determines the Company is not in compliance with the purchase and assumption agreement, the indemnification may be removed by the FDIC on a loan or a group of loans basis. Loss of the indemnification may have a material impact to operating results.

The accounting guidance for loans with evidence of deterioration of credit quality since origination applies to a loan, for which it is probable at acquisition, that the investor will be unable to collect all contractually-required payments receivable. This accounting guidance prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. The Company also has elected to recognize income on loans without evidence of deterioration of credit quality in the same manner as loans with credit quality deterioration. As of July 23, 2010, the preliminary estimate of the contractual loan receivable amounts was $538.7 million. The estimated fair value of the acquired loans totaled $371.1 million. The difference between the fair value of the loans and the contractual loan receivable consists of two items non-accretable difference of $163.0 million and an accretable yield of $4.7 million.

The non-accretable difference represents estimated credit losses on the acquired loans. The accretable yield will be recognized prospectively on a level-yield basis over the remaining life of the acquired loans. The accretable yield is net of estimated contractual interest that will be recognized during the life of the acquired loans. The estimated non-accretable and accretable amounts were determined based upon the estimated prepayments, expected credit losses and market liquidity and interest rates.

The fair value of the indemnification asset is determined by discounting the future cash flows received from the FDIC for estimated credit losses on covered assets (loans and other real estate owned) and estimated reimbursable interest. To the extent covered asset losses exceed the original estimate, additional provision for loan losses and OREO valuation reserves will be recorded. For each dollar of loss that exceeds the original estimate, the Company will absorb approximately 20% of those losses while the remaining losses will be reimbursed by the FDIC. To the extent losses are less than originally expected, our indemnification asset will be reduced, and the Company will recognize additional accretable yield that will approximate 20% of each dollar where actual losses are less than originally expected.

The loss-share agreements will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The loss-share agreements may not fully offset the financial effects of such a situation.

The effects of the loss-share agreements on cash flows and operating results in the long-term are likely to be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss-share agreements to make payments over time. As the loss-share agreements cover up to a 10-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as the Bank exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accreted to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources

The Bank believes that its liquidity position will be somewhat enhanced as a result of the Acquisition. In anticipation of the Acquisition, the Company completed the public offering of 3,925,000 shares of its common stock. The offering resulted in net proceeds of $51.4 million after deducting offering costs. In addition, the Bank’s cash and cash equivalents increased $337.1 million, which included a cash payment of $173.0 million from the FDIC, and $21.0 of investment securities. Additionally, the Bank has recorded a $17.2 million receivable from the FDIC which will be paid to the Bank upon final settlement with the FDIC. Final settlement with the FDIC is expected to occur in the fourth quarter of 2010. The acquired cash and the cash flows generated by the investment securities will be used to manage deposit flows, for new loan originations, and for operating cash needs. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

The Bank assumed deposits in the amount of $890.1 million, including $187.4 million in transaction accounts. Certificates of deposit comprised $702.7 million, or 78.95% of total deposits assumed.

Financial Statements

Attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a) is an audited Statement of Assets Acquired and Liabilities Assumed at July 23, 2010, and the accompanying notes thereto, related to the Acquisition.

The Company has omitted certain financial information of Crescent Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a waiver granted by the SEC. The waiver was granted pursuant to the guidance provided in the SEC Codification of Staff Accounting Bulletins Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including in a transaction, such as the Acquisition, where a registrant acquires a “troubled financial institution” (as defined in SAB 1:K) for which audited financial statements are not reasonably available and in which federal assistance is so pervasive as to substantially reduce the relevance of such information to an assessment of the registrant’s future operations.

(b)	Pro forma financial information.

As discussed above, in connection with the Acquisition, the Bank entered into a loss-sharing agreements with the FDIC that covered approximately $607.4 million of Crescent Bank’s assets. Under the loss-sharing agreements, the FDIC is obligated to reimburse the Bank for 80% of all eligible losses with respect to covered assets, beginning with the first dollar of loss incurred. The Bank has a corresponding obligation to reimburse the FDIC for 80% of eligible recoveries with respect to covered assets. In addition, after the 10th anniversary of the Acquisition, the FDIC has a right to recover a portion of its loss-share reimbursements if losses on the covered assets are less than $242 million. The loss-sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss-sharing and Bank reimbursement to the FDIC to run for ten years, and the loss-sharing agreement applicable to commercial and other assets provides for FDIC loss-sharing and Bank reimbursement to the FDIC to run for five years, with additional recovery sharing for three years thereafter.

Based on the above, the Company believes that the Acquisition is, for purposes of SAB 1:K, a significant acquisition in connection with which federal financial assistance is an essential part of the transaction and the nature and magnitude of such financial assistance is so pervasive as to substantially reduce the relevance of historical information to an assessment of the Company’s future operations. Accordingly, and because the Company believes that the continuity of Crescent Bank’s operations is substantially lacking after the Acquisition, no additional financial information regarding Crescent Bank is being provided under this Item 9.01(b).

(d)	Exhibits.

Exhibit Number	Description of Exhibit

2.1	Purchase and Assumption Agreement - Whole Bank - All Deposits, among the Federal Deposit Insurance Corporation, as Receiver of Crescent Bank & Trust Company, Jasper, Georgia, the Federal Deposit Insurance Corporation and Renasant Bank, dated as of July 23, 2010 (filed as exhibit 2.1 to the Registrant’s Form 8-K filed with the SEC on July 27, 2010 (File No. 001-13253) and incorporated herein by reference)

23.1	Consent of Horne LLP

99.1	Press Release dated July 23, 2010, announcing the Acquisition and the Private Placement (filed as exhibit 99.1 to the Registrant’s Form 8-K filed with the SEC on July 27, 2010 (File No. 001-13253) and incorporated herein by reference)

99.2	Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed by Renasant Bank

Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENASANT CORPORATION

Date: October 8, 2010	By:	/s/ E. Robinson McGraw
E. Robinson McGraw, Chairman,
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1	Consent of Horne LLP

99.2	Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed by Renasant Bank

Notes to Statement of Assets Acquired and Liabilities Assumed